EXHIBIT 99.1 Press Release of the Registrant, issued on January 25, 2007.

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NEWS RELEASE
21st Century Insurance Group Receives Notification of an Unsolicited Buyout Proposal from American International Group, Inc.

Special Committee of Independent Directors to Consider the Proposal
WOODLAND HILLS, Calif.--(BUSINESS WIRE)--Jan. 25, 2007--21st Century Insurance Group (NYSE:TW) announced today that American International Group, Inc. ("AIG") has submitted an unsolicited proposal to the Board of Directors of 21st Century Insurance Group ("21st Board") to acquire the shares of 21st's common stock that AIG and its subsidiaries do not already own for $19.75 per share in cash. AIG and its subsidiaries own approximately 61.9% of the outstanding shares of 21st. For more information about this proposal, please refer to the Schedule 13D filed yesterday by AIG with the Securities and Exchange Commission.
The 21st Board has formed a Special Committee comprised entirely of independent and outside directors for the purpose of considering a proposal from AIG. The Special Committee will review and evaluate AIG's offer and make a recommendation to the 21st Board. No decisions whatsoever have been made by the Special Committee with respect to its response, if any, to the proposal. The Special Committee will proceed in an orderly and timely manner to consider the proposal and its implications, and there can be no assurance that the proposed transaction or any other transaction will be approved or completed. The Special Committee has retained Skadden, Arps, Slate, Meagher & Flom LLP as its legal counsel and Lehman Brothers Inc. as its financial advisor to assist in its review and evaluation of the proposal.

NOTICE FOR 21ST CENTURY STOCKHOLDERS AND INTERESTED PARTIES
This press release is not a solicitation of a proxy, an offer to purchase or a solicitation of an offer to sell shares of 21st, and is not a substitute for any proxy statement, tender offer statement or other filing that may be required to be made with the Securities and Exchange Commission if the proposed transaction goes forward. 21st stockholders and other interested parties are urged to read any such documents that are filed with the Securities and Exchange Commission because those documents will contain important information. Stockholders will be able to receive such documents free of charge at the SEC's web site, www.sec.gov, in the Investor Relations section of the Company's website, www.21st.com, or by contacting Investor Relations at 21st at 6301 Owensmouth Avenue, Woodland Hills, California 91367.

About 21st: Drivers Just Like You
Founded in 1958, 21st Century Insurance Group is a direct-to-consumer provider of personal auto insurance. With $1.4 billion of revenue in 2005, the Company insures over 1.5 million vehicles in 17 states, including California, Florida, New Jersey, and Texas. The Company has successfully executed a multi-year geographic expansion strategy which increased the percentage of the U.S. private passenger automobile market in which 21st operates from approximately 18% in 2003 to approximately 60% at the end of 2006. 21st provides superior policy features and 24/7 customer service at a competitive price. Customers can purchase insurance, service their policy or report a claim at www.21st.com or on the phone with our licensed insurance professionals at 1-800-211-SAVE, 24 hours a day, 365 days a year. Service is offered in English and Spanish, both on the phone and on the web. 21st Century Insurance Company, 21st Century Casualty Company, and 21st Century Insurance Company of the Southwest are rated A+ by A. M. Best, Fitch Ratings and Standard & Poor's.

21st Century Insurance Group is traded on the New York Stock Exchange under the trading symbol "TW" and is headquartered at 21st Century Plaza, 6301 Owensmouth Avenue, Woodland Hills, CA 91367.

CONTACT: 21st Century Insurance Group
Tony Tomich, 818-673-3996

SOURCE: 21st Century Insurance Group